Exhibit 4.10

2005 Incentive Compensation Plan
Restricted Stock Unit Award Agreement—
Nonemployee Director

La Quinta Corporation

La Quinta Corporation
2005 Incentive Compensation Plan
Restricted Stock Unit Award Agreement—
Nonemployee Director

     You have been selected to receive a grant of restricted stock units (“RSUs”) pursuant to the La Quinta Corporation 2005 Incentive Compensation Plan (the “Plan”), as specified below:

Participant:

Date of Grant:

Number of RSUs Granted:

Vesting Date: Date of Grant

Purchase Price: $.02 per RSU

Final Acceptance Date:

     THIS AGREEMENT, effective as of the Date of Grant set forth above, represents the grant of RSUs by La Quinta Corporation, a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan. Such RSUs represent a promise to pay out to the Participant (subject to Section 2) a number of shares of common stock of the Company, par value $0.01 per share, and an equal number of shares of Class B common stock of La Quinta Properties, Inc., par value $0.01 per share, which are paired and traded as one unit, as is indicated above (“Paired Shares”).

     The Plan provides a complete description of the terms and conditions governing the RSUs. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

     1. Acceptance of Award. The Participant shall have no rights with respect to this Award unless he or she shall have accepted this Award prior to the close of business on the Final Acceptance Date specified above by: (a) making payment to the Company by certified or bank check or other instrument acceptable to the Committee of the Purchase Price per RSU, if any, times the number of RSUs to be accepted, and (b) signing and delivering to the Company a copy of this Agreement.

     2. Timing of Payout. The RSUs will not be paid out (as described in Section 3) until the earlier to occur of the following:

(a)	Retirement or other termination of service as a director; or

(b)	The later to occur of:

(i)	Four (4) years from the Date of Grant; or

(ii)	The date (not to exceed ten (10) years from the Date of Grant) elected by the Participant pursuant to a deferral election validly executed by the Participant prior to January 1 of the year in which the grant is made.

     3. Form of Payout. Subject to Section 2, vested RSUs will be paid out solely in the form of Paired Shares of stock of the Company.

     4. Voting Rights and Dividends. Until such time as the RSUs are paid out in Paired Shares, the Participant shall not have voting rights. However, all dividends and other distributions paid with respect to the RSUs shall accrue and shall be converted to additional RSUs based on the closing price of the Paired Shares on the dividend distribution date. Such additional RSUs shall be subject to the same restrictions on transferability as are the RSUs with respect to which they were paid.

     5. Change of Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control Event (as defined in Notice 2005-1, 2005-2 I.R.B. 274 or subsequent guidance promulgated by the Internal Revenue Service under Code Section 409A), prior to the payout of Paired Shares pursuant to Section 2, RSUs not yet paid out shall be immediately paid out to the Participant as described in Section 3. The Paired Shares paid out to the Participant shall be freely transferable by the Participant (the restrictions on transfer in Section 6 shall lapse), subject to restrictions on transfers imposed by the Company’s and La Quinta Properties, Inc.’s Certificate of Incorporation, Bylaws, and insider trading policies as in effect from time to time, or by applicable federal and state securities laws.

     6. Restrictions on Transfer. The RSUs granted pursuant to this Agreement (prior to being paid out) may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Any attempt to transfer will not be honored.

     7. Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any merger, consolidation, separation, or otherwise, the number and class of RSUs subject to this Agreement may be equitably adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

     8. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Director of Human Resources of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

     9. Miscellaneous.

(a)	This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any Paired Shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions on transfers imposed by the Company’s and La Quinta Properties, Inc.’s Certificate of Incorporation, Bylaws, and insider trading policies as in effect from time to time, or under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Paired Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Paired Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)	The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement, without the written consent of the Participant.

(c)	The Participant agrees to take all steps necessary to comply with all applicable provisions on transfers imposed by the Company’s and La Quinta Properties, Inc.’s Certificate of Incorporation, Bylaws, and insider trading policies as in effect from time to time, or federal and state securities laws with respect to his or her rights under this Agreement.

(d)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)	All obligations of the Company under the Plan and this Agreement, with respect to the RSUs, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(f)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware.

(g)	Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the address set forth below, or in either case at such addresses as one party may subsequently furnish to the other party in writing.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Grant.

LA QUINTA CORPORATION

By:

     The foregoing Agreement is hereby accepted and the terms and conditions thereof are hereby agreed to by the Participant.

Participant

Participant’s name and address:

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